Exhibit 99.1

GENESCO INC. APPOINTS JOHN F. LAMBROS

TO BOARD OF DIRECTORS

NASHVILLE, Tenn., Oct. 28, 2020 --- Genesco Inc. (NYSE: GCO) today announced that John F. Lambros has been appointed to its board of directors, effective today.

Lambros is president of GCA-U.S., a global investment bank.  He serves as the head of GCA’s digital media banking practice, is a member of its board of directors and executive committee, and serves as head of the firm’s New York office.  For more than 22 years, Lambros has been an active advisor to or operator in the digital media and emerging technology markets, including leading more than 250 public and private market financings, mergers & acquisitions, recapitalizations, joint ventures and debt financings.  Prior to GCA, from 2000 to 2003, he was senior vice president of business development for Into Networks, a broadband technology company and pioneer in content streaming. From 1993 to 2000, Lambros was a banker at Morgan Stanley & Co. where he served as a vice president and a member of the global communications group focused on advising emerging telecommunications, media and technology clients.

Mimi E. Vaughn, Genesco Board Chair, President and Chief Executive Officer, said, “We are very pleased to welcome John as a new independent director to Genesco’s board.  John’s extensive background in banking, digital media and technology will add valuable expertise to our board and support the growth of our business.  As a footwear-focused company with rapidly growing omnichannel and e-commerce operations, we are confident that John’s strategic counsel and deep experience as an advisor and operator will help us accelerate digital initiatives at a pivotal time for our company."

“I look forward to working with Genesco, and bringing my experience to inform its digital strategy and support its overall growth.  Genesco is a leader in the footwear industry and I am excited to be part of the next chapter in the Company’s history,” said Lambros.

Lambros has been appointed to serve as a member of the compensation committee.  Genesco’s board now has eight members.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,475 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskids.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, and www.dockersshoes.com.  In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial Contacts

Mel Tucker

Senior Vice President, Chief Financial Officer

(615) 367-7465

mtucker@genesco.com

Dave Slater

Vice President, Financial Planning & Analysis and IR

(615) 367-7604

dslater@genesco.com

Genesco Inc. Media Contact

Claire S. McCall

Director, Corporate Relations

(615) 367-8283

cmccall@genesco.com